Exhibit 99.1

March 17, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Reorder of DVDPlus by Rounder Records

Tulsa, Okla - (BUSINESS WIRE) - March 17, 2004 EnXnet, Inc. (OTCBB:EXNT - news)--EnXnet, Inc. and its marketing associate OneDisc Marketing announce today the delivery of the first reorder to Rounder Records of Kathleen Edwards "Live from the Bowery Ballroom" on DVDPlusJ. The customer indicated complete satisfaction with the new product and is very excited about the future of DVDPlusJ. This new DVDPlusJ disc was produced with the latest DVDPlusJ technology which delivers a disc with a maximum thickness of 1.41 mm. This new disc has been tested in a wide range of DVD and CD players and performed flawlessly. EnXnet, Inc. produces this product under license from Mr. Dieter Dierks, the owner of the technology and trademark.

Paul Foley, General Manager of Rounder Records, had this to say: "We are quite pleased with the DVDPlusJ product. The introduction of DVDPlusJ has gone well with no problems or returns."

Ryan Corley, President of EnXnet, Inc. had this to say: "This reorder and the delivery of the new DVDPlusJ disc, illustrates the premium quality of this exciting new product. We anticipate that the introduction of this new technology will lead to significant orders for DVDPlusJ from a variety of content providers in the near future."

EnXnet, Inc.'s new dual-sided, hybrid optical disc technology has the unique feature of combining two distinct formats of content distribution on one disc, a DVD 5 (digital versatile disc) on one side and a CD (compact disc) on the other. While this new hybrid optical disc technology was created to service the entertainment and music industries, it has widespread consumer and business applications.

EnXnet anticipates including its distinctive EnXCaseJ and DSTagJ security technology with all DVDPlusJ discs beginning in first quarter of fiscal year 2005 (which starts on April 1, 2004), thus making DVDPlusJ even more attractive to potential customers.

DVD discs have become America's most popular entertainment medium for the second straight year according to The Digital Entertainment Group. Over 1 billion units were shipped in 2003. More than 381 million discs were shipped in the fourth quarter alone. Since the introduction of DVD in March 1997 a total of almost 2.4 billion discs have been shipped and more than 91 million DVD players have been sold. The following chart illustrates the fantastic growth of this market:

NORTH AMERICAN DVD-VIDEO SOFTWARE SHIPMENTS BY QUARTER(in millions)

QUARTER	1997	1998	1999	2000	2001	2002	2003

1st Quarter	N/A	3.3	11.1	29.0	69.2	120.1	231.7
2nd Quarter	N/A	4.1	13.9	33.2	81.7	152.2	195.5
3rd Quarter	2.3	5.9	29.0	42.7	75.9	153.3	214.6
4th Quarter	3.2	11.8	44.0	77.5	137.6	259.4	381.5
YEARLY TOTAL	5.5	25.1	98.0	182.4	364.4	685.0	1023.3
TOTAL SHIPMENTS(since launch)	5.5	30.6	128.6	311.0	675.4	1,360.4	2,383.7 (a/o 2/31/03)

Figures compiled by Ernst & Young on behalf of the DEG: Digital Entertainment Group

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com